Exhibit 3.1

State of Delaware

Certificate of Correction

OF

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Alliance Entertainment Holding Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. That the name of this corporation is, and that this corporation was originally incorporated pursuant to the General Corporation Law on August 5, 2020 under the name Adara Acquisition Corp.

2. That a Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of Delaware on July 29, 2026, and that said Certificate requires nullification as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of the Certificate is as follows: The Certificate is an inaccurate record of the corporate action therein referred to because the Certificate was not approved in compliance with the Second Amended and Restated Certificate of Incorporation of Alliance Entertainment Holding Corporation, including the stockholder approval requirements set forth therein.

4. The Certificate is hereby nullified in its entirety. Upon the filing of this Certificate of Correction, the Second Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State on February 10, 2023, shall be and remain the operative certificate of incorporation of the Corporation.

5. This Certificate of Correction is being filed in accordance with Section 103(f) of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Correction has been executed by a duly authorized officer of this Corporation on this 26th day of August, 2026.

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Executive Chairman